UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 22, 2008
PROXYMED, INC.
(Exact name of registrant as specified in its charter)

Florida	000-22052	65-0202059
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1854 Shackleford Court, Suite 200,
Norcross, Georgia 30093-2924
(Address of principal executive offices)
(770) 806-9918
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
  (b) On April 22, 2008, Gerard M. Hayden, Jr. provided notice to us of his resignation as our Chief Financial Officer (“CFO”) and employee. Mr. Hayden’s resignation from the office of CFO is effective May 9, 2008 (the “Termination Date”). Mr. Hayden will continue to work with us until the Termination Date, assisting us with the transition to our new interim CFO and the completion of our quarterly reporting process. Mr. Hayden has accepted the position of CFO at another company. Mr. Hayden’s resignation did not relate to any disagreements with us on any matter related to our operations, policies or practices.
     In connection with Mr. Hayden’s resignation, we shall: (i) pay Mr. Hayden’s base salary through the Termination Date; (ii) pay Mr. Hayden the pro rata portion of any accrued vacation not already taken; and (iii) continue to pay any applicable employee benefits for Mr. Hayden until the Termination Date. We shall have no other liabilities or obligations to Mr. Hayden upon payment in full of the salary and benefits described above.
  (c) On April 22, 2008, Mark R. Simcoe, CPA, was appointed as our interim CFO, effective May 9, 2008 to succeed Mr. Hayden. As our interim CFO, Mr. Simcoe will oversee our accounting, audit and financial reporting matters.
     Mr. Simcoe currently serves as an executive consultant with Vaco Resources, a company that provides senior level financial professionals on an interim basis. From 2006 through the present, Mr. Simcoe has served as an executive consultant to Analytical Value, LLC where he has assisted emerging telecommunications and software growth companies in raising equity capital and developing their financial management functions. Prior to that, from 1992 through 2006, Mr. Simcoe served as Chief Financial Officer of Allen Systems Group, Inc., Synquest, Inc. and Kaseworks, Inc., respectively.  Mr. Simcoe earned his B.S. in Business Administration and his M.B.A. from the University of Florida, Gainesville.
     In consideration for Mr. Simcoe’s services, we will pay One Hundred Eighty Dollars ($180) per hour directly to Vaco Resources.
     The Company has an active search underway for a full-time CFO.
Item 9.01 Financial Statements and Exhibits.
  (d) Exhibits

Exhibit No.	Description
99.1	Press release of MedAvant dated April 22, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc.
Date: April 24, 2008	/s/ Peter E. Fleming, III
Peter E. Fleming, III
Chief Executive Officer